Exhibit 99.1

NGL ENERGY PARTNERS ANNOUNCES COMPLETION

OF NORTH AMERICAN PROPANE ASSETS

February 6, 2012 — Tulsa, Oklahoma — NGL Energy Partners LP (NYSE:  NGL) today announced that it has completed the acquisition of substantially all of the assets comprising the propane and distillate operations of North American Propane (“NAP”) in exchange for approximately $66.8 million in cash, subject to adjustment for certain assumed liabilities, working capital and other specified items.

The assets acquired in this transaction are located in Massachusetts, Maine, Connecticut,        New Hampshire, Rhode Island, Pennsylvania, Delaware, New Jersey and Maryland. NAP serves in excess of 50,000 customers and delivers about 18 million gallons of retail propane, 8 million gallons of wholesale propane, and 10 million gallons of distillate annually.  In addition, the assets include three propane terminals, two of which have rail and truck capability, with a combined propane storage capacity of 1.2 million gallons.

Wells Fargo Securities, LLC acted as financial advisor to NGL Energy Partners LP and Matrix Capital Markets Group Inc. served as exclusive financial advisor to North American Propane on this transaction.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane.  The Partnership completed its initial public offering in May 2011.  For further information visit the Partnership’s website at www.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction and the estimated closing date.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission.  The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com

Contact:

Craig S. Jones, Chief Financial Officer

(918) 477-0532

Craig.Jones@nglep.com